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                                                                   EXHIBIT 10.33


May 27, 1999

Mr. Rick Rock
Pepsi-Cola
700 Anderson Hill Road
Purchase, NY 10577

RE: LETTER OF AGREEMENT

Dear Rick:

On behalf of Digital Entertainment Network, Inc. ("DEN"), I'd like to thank you for your commitment to be one of DEN's Charter Sponsors. This Letter of Agreement sets forth the basic agreement between DEN and Pepsi-Cola ("Advertiser") with respect to the purchase of category-exclusive sponsorship for Programming Year 1 (July 1, 1999-June 30, 2000).

1. Advertiser shall have advertising exclusivity for the category including carbonated soft drinks, juice, RTD tea, water and salty snacks (but excluding, without limitation, isotonic drinks, sports drinks and coffee) for Programming Year 1 for DEN programming Episode(s) which will at least meet PG-13 and TV 14 standards, and to be distributed on or by DEN's channels and/or websites on the World Wide Web and other DEN-branded businesses, such as its record label.

2. At Advertiser's request, DEN and Advertiser shall work together in good faith to develop Advertiser's advertising and any other sponsorship elements for Programming Year 1. If Advertiser desires, DEN will consult with Advertiser and its advertising agencies to develop its creative for DEN. If Advertiser desires, DEN will also produce in-house the banners and commercials which Advertiser runs on DEN programming. If DEN produces Advertiser's banners and commercials in-house, there will be no charge to Advertiser for this production. Advertising may include audiovisual advertising spots similar to television commercials ("Commercial Spots"), so-called banner ads displayed on DEN's web pages ("Banner Ads"), in-Episode product placements (i.e. "hero" cars and trucks in DEN shows), audio clips, endorsements, games, contests, sweepstakes, hypertext links to informational or purchase opportunities or other advertising opportunities mutually agreeable to DEN and Advertiser (collectively,"Ad(s)"). Additionally, if Advertiser desires to include in-Episode product placement, DEN will, at no additional cost to Advertiser, make good faith efforts to incorporate such product(s) in Episode(s) subject to DEN's production schedule.

3. DEN guarantees that the aggregate of all Episode(s) first released in Programming Year 1 which include Advertiser messages shall receive not less than an aggregate of [*] U.S. (50 states) 12-24 advertising impressions ("Total Impressions"). Impressions achieved for Advertiser prior to the commencement of Programming Year 1 ("development phase") will be at no cost to Advertiser. The accounting of advertising impressions shall be verified by a mutually agreed upon third-party verification service paid for by DEN. If fewer Total Impressions are verified, the remedy to Advertiser will be one of the following: [*]

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      [*]

4. DEN shall collect data reasonably requested by Advertiser, provided such data is readily available to DEN, concerning the viewers of Episode(s) and the viewing of the Episode(s) and Ad(s) during Programming Year 1 and make such information available to Advertiser.

5.    In consideration of the above, Advertiser agrees to:

      (a) pay DEN the sum of [*] for the period July 1, 1999 - December 31, 1999 of which [*] will be mutually agreed upon barter (for example, in-theatre trailers, targeted youth media, Pepsi World, etc.);

      (b) pay to DEN, on December 28, 1999, the sum of [*] for the period January 1, 2000 - June 30, 2000, provided that DEN is and continues to be operating as contemplated herein.

6. Provided all amounts due hereunder have been paid, Advertiser shall have two (2) successive, dependent rights of first negotiation and subsequent rights of first refusal for each of the Programming Years 2 and 3 (July 2000 - June 2001 and July 2001 - June 2002, respectively) for the carbonated soft drink, Juice, RTD tea, water and salty snacks category. The parties shall negotiate in good faith for sixty (60) days from the date hereof with respect to the exercise date for the options and additional term and conditions with respect to Programming Years 2 and 3, including, without limitation and with respect to an equity component. For Pepsi in the DEN, in return for sponsorship.

The parties shall negotiate in good faith to enter into a more formal agreement incorporating the material terms and such other terms and conditions as are typical of agreements of this type in the U.S. advertising industry. Until such time, if ever, this agreement shall be binding upon the parties.

We look forward to working with you to develop an effective digital branding effort for Pepsi-Cola on The DEN.

Sincerely,



Ed Winter
Chief Marketing Officer



"UNDERSTOOD AND AGREED"

"Advertiser"

By: /s/ Rich Rose
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Its:
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Date Signed:  5/27/99
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Cc: Alan Friel (DEN)
    Ashley Shomaker (DEN)




* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.